Exhibit 10.40
FIF HE HOLDINGS LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas
New York, NY 10105
NATIONSTAR MORTGAGE LLC
350 Highland Drive
Lewisville, Texas 75067
February 20, 2012
Anthony H. Barone
1001 Parkview Court
Southlake, Texas 76092
Dear Mr. Barone:
          Reference is made to (i) the Employment Agreement, dated September 17, 2010, by and between Nationstar Mortgage LLC (“Nationstar”) and Mr. Barone (the “Employment Agreement”), (ii) the Series 1 Class A Unit Award Agreement, dated September 17, 2010, by and between FIF HE Holdings LLC (“FIF”) and Mr. Barone (the “Series 1 Award Agreement”), (iii) the Series 2 Class A Unit Award Agreement, dated September 17, 2010, by and between FIF and Mr. Barone (the “Series 2 Award Agreement”), and (iv) the Restricted Series 1 Preferred Stock Unit Award Agreement, dated September 17, 2010, by and between FIF and Mr. Barone (the “Preferred Award Agreement”, and collectively with the Employment Agreement, the Series 1 Award Agreement and the Series 2 Award Agreement, the “Agreements”).
          Pursuant to our earlier conversations, this letter agreement (this “Letter Agreement”) sets forth our understanding with respect to matters involving your employment with Nationstar and your rights and obligations under each of the Agreements.
1.	Except as provided herein, your Employment Agreement has expired and shall be of no further force and effect.

2.	You agree that, as of October 7, 2011, you will be deemed to have voluntarily resigned from any and all managerial positions, boards and officer, director or trustee positions, if any, with FIF and any of its affiliates or subsidiaries, except for your director positions on the board of managers of Nationstar, the board of directors of Nationstar Mortgage Holdings Inc. (“Holdings”), and the board of managers of each of Nationstar Sub1 LLC and Nationstar Sub2 LLC.

3.	You shall continue to be employed with Nationstar until January 2, 2012, subject to the following terms and conditions:
•	The term of your continued employment hereunder shall begin on the date hereof and shall end on January 2, 2012, or upon any earlier termination of employment (the “Termination Date” and such period, the “Term”);

•	You shall have such duties, responsibilities and authority as are prescribed by Nationstar from time to time during the Term;

•	You may be appointed as chairman of the board of directors of Nationstar and, at the discretion of Nationstar and FIF, you may be appointed as chairman of the board of directors of Holdings, and/or FIF (the “Chairman”);

•	You shall, effective January 2, 2012, resign all director positions you have with FIF and its subsidiaries, subject to any contrary provisions in the Consulting Agreement (as defined in Section 5 below);

•	You shall continue to receive your current base salary for the remainder of the Term; and

•	You shall continue your participation in Nationstar’s medical and other welfare plans at your current levels for the remainder of the Term.
4.	In the event you remain employed through January 2, 2012 and are continuing to provide services under the Consulting Agreement (as defined in Section 5 below) as of the applicable payment date, or in the event your service under the Consulting Agreement is earlier terminated by Nationstar without Cause (as defined in Section 16 below), and provided you execute a separation agreement containing a general release of claims in the form substantially attached hereto as Exhibit A (the “Release”), and the applicable revocation period expires with respect to such Release within 60 days following the Termination Date, you shall be entitled to participate in the Nationstar Mortgage LLC Annual Incentive Compensation Plan (the “Plan”) with respect to Nationstar’s 2011 fiscal year. Pursuant to the terms of the Plan, you shall be entitled to receive a payment equal to 31.7% of the “Bonus Pool” (as such term is defined in the Plan) relating to Nationstar’s 2011 fiscal year. Such payment shall be made in accordance with the terms of the Plan and no later than March 15, 2012; provided, however, that you shall not be entitled to any payment under the Plan if you are not in continued compliance with this Letter Agreement and the Covenants (as defined in Section 12 hereof) and, if applicable, any restrictive covenants contained in the Consulting Agreement (as defined in Section 5 hereof), as of the date of payment.
5.	In the event you remain employed through January 2, 2012, the parties shall enter into an agreement (the “Consulting Agreement”) as soon as practicable after such date, containing the terms outlined below and otherwise containing customary terms and provisions:

•	You shall provide such advisory and consulting services as are reasonably requested by Nationstar, or its designee;

•	At the discretion of Nationstar and FIF, you may be appointed as a member of, or as the non-executive chairman of, the board of directors of one or more of Holdings, FIF and/or Nationstar, and you shall not be entitled to any additional compensation in respect of such board service;

•	You shall receive an annual fee of $500,000 for providing such services, payable in accordance with Nationstar’s then effective payroll practices and in such installments as Nationstar pays its senior management;

•	At the discretion of Nationstar and FIF, you may be entitled to receive an annual bonus in connection with such service;

•	You shall be entitled to participate in Nationstar’s medical, dental and vision plans in a manner similar to the participation by Nationstar’s senior management, to the extent permitted under the applicable plans;

•	The Consulting Agreement may be terminated (i) by either party with 30 days advance written notice or (ii) by Nationstar at any time for Cause; provided, however, that the Consulting Agreement shall automatically terminate in the event (A) you fail to execute the Release as contemplated herein or (B) you revoke the Release prior to the expiration of the applicable revocation period; and

•	You shall be subject to restrictive covenants which are consistent with those contained in the Employment Agreement.
6.	In the event you remain employed through January 2, 2012 and are continuing to provide services under the Consulting Agreement on June 30, 2012, and provided you are in continued compliance with this Letter Agreement, the Consulting Agreement, any restrictive covenants contained in the Consulting Agreement, and the Covenants (as defined in Section 12 hereof) at the time of the contemplated vesting, all unvested Series 1 Class A Units of FIF (“Series 1 Class A Units”) granted to you under the Series 1 Award Agreement and all unvested Series 2 Class A Units of FIF (“Series 2 Class A Units”) granted to you under the Series 2 Award Agreement, and all unvested Series 1 Class C Preferred Units of FIF (“Class C RSUs”) and all unvested Series 1 Class D Preferred Units of FIF (“Class D RSUs”) granted to you under the Preferred Award Agreement shall vest on June 30, 2012. The parties agree that for purposes of Section 3 of each of the Series 1 Award Agreement and Series 2 Award Agreement, your employment shall not be deemed to have been terminated with Cause (as such term is defined in such agreements). The Class C Units and Class D Units relating to the Class C RSUs and Class D RSUs shall be delivered to you within 30 days following the vesting date set forth above.
7.	In the event (i) your employment is terminated by Nationstar without Cause prior to January 2, 2012 or (ii) your Consulting Agreement is terminated by Nationstar without Cause prior to June 30, 2012, and provided you are in continued compliance with this Letter Agreement, the Consulting Agreement and any restrictive covenants contained in the Consulting Agreement, if applicable, and the Covenants (as defined in Section 12 hereof) as of the date of your termination of employment or service, all unvested Series 1 Class A Units granted to you under the Series 1 Award Agreement and all unvested Series 2 Class A Units granted to you under the Series 2 Award Agreement, and all unvested Class C RSUs and all unvested Class D RSUs granted to you under the Preferred Award Agreement shall vest on the date of your termination of employment, or service, as applicable. The Class C Units and Class D Units relating to the Class C RSUs and Class D RSUs shall be delivered to you within 30 days following the date of termination.
8.	In the pay period following the Termination Date, you will receive payment for (a) any earned but unpaid salary through the Termination Date, (b) any accrued but unpaid paid time off, (c) any reimbursable business expenses through the Termination Date, (d) any vested benefits in accordance with the terms of Nationstar’s employee benefit plans or programs and (e) any benefit continuation and/or conversion rights in accordance with the terms of Nationstar’s employee benefit plans or programs.
9.	Your basic life insurance, long term disability insurance, short term disability insurance and accidental death and dismemberment insurance under Nationstar’s group insurance plan will terminate on your Termination Date. You have the choice to continue the basic life insurance policy by either porting the policy or converting the policy to a whole or term life plan. Specific information on continuing your basic life insurance policy will be forwarded to you separately.
10.	You and your eligible dependents will be eligible to continue medical, dental and vision coverage (the “Health Coverage”) under Nationstar’s group health plan which will continue under the same terms and conditions applicable to all Company employees. Coverage under a Flexible Spending Account program (the “FSA”) will terminate on the Termination Date. All claims relating to the FSA must be submitted within 60 days following the Termination Date; and only those claims incurred prior to the Termination Date will be reimbursed. Upon termination of your Consulting Services Agreement, you will be provided an opportunity to continue, at your own cost, Health Coverage and the healthcare portion of the FSA for yourself and qualifying dependents under Nationstar’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Specific information on COBRA, including its rate structure, will be forwarded to you separately. Your coverage and cost levels are subject to adjustment in accordance with the terms of the documents governing the program.
11.	Except as otherwise specifically set forth in this Letter Agreement and the Consulting Agreement, after the Termination Date you shall no longer be entitled to any further equity securities, compensation or any monies from

Nationstar, FIF or any of their respective affiliates or subsidiaries or to receive any of the benefits made available to you during your employment at Nationstar.
12.	You agree that you remain bound by the cooperation obligation contained in Section 2 of the Employment Agreement and the obligations contained in Sections 6 and 7 of the Employment Agreement, provided that the term of each of (a) the noncompete obligation under Section 6(a) of the Employment Agreement, (b) the customer non-solicitation obligation under Section 6(b) of the Employment Agreement, and (c) the employee nonsolicitation and no-hire obligation under Section 6(c) of the Employment Agreement, shall continue as defined in Sections 5.1 and 5.3 of your Consulting Services Agreement, through July 1, 2012 (such obligations, as amended by this Section 12, the “Covenants”).
13.	You agree that, to the extent applicable and to the extent not otherwise modified pursuant to this Letter Agreement, Section 6-12 of the Employment Agreement will continue to apply to the terms and provisions of this Letter Agreement.
14.	You agree that, if in connection with, or at any time after, Holdings, FIF or any of their respective subsidiaries conducts a public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, you are requested by Nationstar to exchange any or all of your Series 1 Class A Units, Series 2 Class A Units, Class C RSUs, Class C Units, Class D RSUs and Class D Units for equity securities of the entity making such public offering, you shall take any and all actions necessary or reasonably requested by such entity to exchange any of your Series 1 Class A Units, Series 2 Class A Units, Class C Units, Class C RSUs, Class D RSUs or Class D Units for an amount of equity securities of the entity which made such public offering having a value equal to the value of the securities exchanged by you, as determined in good faith by FIF.
15.	The intent of the parties is that payments and benefits under this Letter Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with Nationstar for purposes of any payments under this Agreement which are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) until you have incurred a “separation from service” from Nationstar within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Letter Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Letter Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. Nationstar makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.
16.	“Cause” means (i) conviction of, guilty plea concerning or confession of any felony, (ii) any act of misappropriation or fraud committed by you in connection with FIF’s or its subsidiaries’ business, (iii) any material breach by you of this Letter Agreement, the Consulting Agreement (if applicable), the Covenants and any other agreement between you and FIF or Nationstar, after written notice thereof from FIF or Nationstar is given in writing and such breach is not cured to the satisfaction of FIF or Nationstar within a reasonable period of time (not greater than 30 days) under the circumstances, (iv) any material breach of any reasonable and lawful rule or directive of Nationstar or FIF, (v) the gross or willful neglect of duties or gross misconduct by you, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in FIF’s good faith determination materially interferes with the performance of your duties under this Letter Agreement or the Consulting Agreement, if applicable.

     Please acknowledge your receipt of this Letter Agreement and your agreement with the terms hereof by executing this Letter Agreement in the appropriate space below.

Nationstar Mortgage LLC

By:	/s/ Jay Bray

Name:	Jay Bray
Title:	President, CEO and CFO

FIF HE Holdings LLC

By:	/s/ Pete Smith

Name:	Pete Smith
Title:	Manager
Agreed to and Accepted By:
Anthony Barone
/s/ Anthony Barone

EXHIBIT A
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is made by and between Anthony Barone (“Employee”), Nationstar Mortgage LLC (“Nationstar”) and FIF HE Holdings LLC (“FIF”) (each, a “Party” and collectively, the “Parties”) as of the below-indicated dates.
     WHEREAS, Employee was employed by Nationstar pursuant to an Employment Agreement between Nationstar and Employee, dated September 17th, 2010 and terminating on September 17, 2011 (the “Prior Agreement”);
     WHEREAS, Employee continued employment with Nationstar pursuant to a Letter Agreement, dated February  , 2012 between Employee, FIF and Nationstar (the “Letter Agreement”, and together with the Prior Agreement, the “Employment Agreements”);
     WHEREAS, Employee’s employment with Nationstar terminated as of January 2, 2012 (the “Termination Date”); and
     WHEREAS, by entering into this Agreement, the Parties intend to resolve any and all of Employee’s disputes, claims, complaints, grievances, charges, actions, petitions, liabilities and demands that Employee may have against the Released Parties (as defined herein), including, without limitation, attorney’s fees, disbursements, monetary fines, damages, equitable relief, and/or any other benefits or other remuneration from the Released Parties.
NOW THEREFORE, for and in consideration of the bonus payment described in Section 4 of the Letter Agreement, the vesting described in Section 6 and 7 of the Letter Agreement, and the opportunity to enter into the Consulting Agreement (as described in Section 5 of the Letter Agreement) and other good and valuable consideration:
1.	You, for and on behalf of yourself and your heirs, administrators, executors, and assigns, do fully and forever release, remise and discharge (“release”) Nationstar, FIF, the direct and indirect parents, subsidiaries and affiliates of each of Nationstar and FIF, together with the respective officers, directors, partners, shareholders, attorneys, employees and agents of Nationstar, FIF and their respective parents, subsidiaries and affiliates (collectively, the “Group”), from any and all Claims (as defined below) which you had, may have had, or now have against Nationstar, FIF or any other member of the Group through the date upon which Employee signs this Agreement, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including any Claim arising out of the Employment Agreements, whether pursuant to Section 5 of the Prior Agreement or any other provision of the Employment Agreements, or with respect to past or future incentive or equity compensation in respect of your employment with Nationstar, and any Claim arising out of or attributable to your employment or the termination of your employment with Nationstar, including but not limited to Claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This release of Claims includes, but is not limited to, all Claims arising under Title VII of the Civil Rights Act, the Texas Human Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Executive Retirement Income Security Act, the Civil Rights Acts of 1866, 1964 and 1991, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration and Reform Control Act, the Vocational Rehabilitation Act of 1973, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. To the fullest extent permitted by law, you further waive your right to participate in any collective or class action under the Fair Labor Standards Act or any similar state or local law, and you agree to opt-out of any such collective or class action against Nationstar, FIF or any other member of the Group to which you may be or become a party or class member. Further, you specifically release all Claims under the Older Workers Benefit Protection Act and Age Discrimination in Employment Act (collectively, the “ADEA”) relating to your employment and its termination. Notwithstanding the foregoing, this release does not release (i) Claims that cannot be waived under applicable law, (ii) Claims to enforce the terms of this Agreement, (iii) Claims that arise after the date that you sign this Agreement, (iv) your rights under the operating agreement of FIF, as amended from time to time, and (v) your rights under the Series 1 Award Agreement, Series 2 Award Agreement, and the Preferred Award Agreement (provided that you acknowledge and agree that you have no rights to receive any additional securities of FIF, Nationstar or any of their respective affiliates or subsidiaries under any of such agreements except to the extent provided for herein, and except for Series 1 Class A Units, Series 2 Class A Units, Class C Units and Class D Units already owned by you as of the date hereof). As used in this Agreement, the term “Claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities of whatsoever kind or nature, in law, equity or otherwise.
2.	You represent that you have not filed or permitted to be filed any legal action, charge or complaint, in any forum whatsoever, against any member of the Group, individually or collectively, and you covenant and agree that you will not file or permit to be filed any lawsuits at any time hereafter with respect to the subject matter of this Agreement and Claims released pursuant to this

Agreement (including, without limitation, any Claims relating to the termination of your employment), except as may be necessary to enforce this Agreement or to seek a determination of the validity of the waiver of your rights under the ADEA. Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf. Except as otherwise provided in this paragraph, you will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that you could have raised against any member of the Group as of the date upon which Employee signed this Agreement. You further agree that you will not encourage or voluntarily cooperate with current or former employees of the Group or any other potential plaintiff, to commence any legal action or make any claim against any of the Group in respect of such person’s employment or termination of employment with or by the Group or otherwise.
3.	You agree that you remain bound by the Covenants (as defined in Section 12 of the Letter Agreement).

4.	You acknowledge that you have read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance.

5.	You agree to maintain the confidentiality of this Agreement, and to refrain from disclosing or making reference to its terms, except (a) as required by law; or (b) with your accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice; or (c) with your immediate family members (the parties in clauses (b) and (c), “Permissible Parties”); provided that the Permissible Parties agree to keep the terms and existence of this Agreement confidential. You acknowledge and agree that any disclosure of any information by you or the Permissible Parties contrary to the provisions of this Agreement shall be a breach of this Agreement.

6.	Nationstar and FIF shall be entitled to have the provisions of this Agreement, the Employment Agreements and the Covenants specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to Nationstar and FIF and that money damages will not provide an adequate remedy to Nationstar and FIF. Moreover, you understand and agree that if you breach any provisions of this Agreement, the Employment Agreements or the Covenants, or challenge the validity or enforceability of the Covenants, the Employment Agreement or this Agreement (except as provided in the first three sentences of Section 2 of this Agreement), in addition to any other legal or equitable remedy Nationstar or FIF may have, Nationstar and FIF shall be entitled to cease making any payments or providing any equity securities to you under Sections 4, 6 and 7 of the Letter Agreement, and you shall forfeit all rights and entitlements under Sections 4, 6 and 7 of the Letter Agreement. The remedies set forth in this Section 7 shall apply to any challenge to the validity of the waiver and release of your rights under the ADEA. In the event you challenge the validity of the waiver and release of your rights under the ADEA, then Nationstar’s and FIF’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA. Any such action permitted to Nationstar and FIF by the foregoing, however, shall not affect or impair any of your obligations under this Agreement, including without limitation, the release of claims in Section 1 hereof.

7.	In the event that any one or more of the provisions of this Agreement or the Employment Agreements is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement or the Employment Agreements is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

8.	Nothing herein shall be deemed to constitute an admission of wrongdoing by Nationstar or any member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

9.	This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.	The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of Texas, without regard to principles of conflict of law.

11.	You understand that you have forty-five (45) days from the original date of presentment of this Agreement, January , 2012 , to consider whether or not to execute this Agreement, although you may elect to sign it sooner. You shall have a period of seven (7) days after the day on which you sign this Agreement to revoke your consent thereto, which revocation must be in writing delivered to Nationstar, to the attention of Anthony Villani in Nationstar’s Legal department, and this Agreement shall not become effective until the eighth day following your execution of it (the “Effective Date”). You understand that if you revoke your consent within such seven (7) day period, all of the obligations of Nationstar and FIF to you under this will immediately cease, and Nationstar and FIF will not be required to make the payments to you as contemplated by Section 4 of the Letter Agreement and effect the vesting of equity securities as contemplated by Section 5 of the Letter Agreement. You are advised to have this Agreement reviewed by legal counsel of your choice.

12.	The terms contained in this Agreement, as well as the cooperation paragraph in Section 2 of the Employment Agreement, Sections 6-12 of the Employment Agreement and Sections 4, 5, 6, 7, 11 and 13 of the Letter Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto, whether written or oral, with the exception of any agreements or provisions in agreements concerning confidentiality, trade secrets, restrictive covenants, or any nonsolicitation or nonservicing agreements, all of which agreements shall remain in full force and effect, and are hereby confirmed and ratified. In further consideration of this Agreement and notwithstanding anything herein to the contrary, you agree to abide by and hereby reaffirm any confidentiality or restrictive covenant obligations contained in any agreements you may have entered into or otherwise are bound by with Nationstar or FIF, including the Covenants, the terms of which are hereby incorporated by reference. You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by all the parties hereto.
[signature page follows]

     Please acknowledge your receipt of this Agreement and your agreement with the terms hereof by executing this Agreement in the appropriate space below.
Nationstar Mortgage LLC

By:

Name:

Title:
FIF HE Holdings LLC

By:

Name:

Title:
Agreed to and Accepted By:
Anthony Barone

Date:

13